Exhibit 99.1

For Immediate Release

Contacts:

Genentech, Inc.	Protein Design Labs, Inc.
Mark V. Krajnak	James R. Goff
Corporate Relations	Senior Director,
Tel: 650-225-2792	Corporate Communications
Fax: 650-225-5257	Tel: 510-574-1421
Cell: 650-438-7737	Fax: 510-574-1422

GENENTECH AND PROTEIN DESIGN LABS AGREE IN PRINCIPLE
TO RESOLVE PATENT LICENSE DISPUTE

South San Francisco, Calif., and Fremont, Calif., December 1, 2003 – Genentech, Inc. (NYSE: DNA) and Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today announced that the companies have reached an agreement in principle to resolve their dispute relating to PDL’s antibody humanization patents and certain of Genentech’s humanized antibodies.

The parties are working toward an agreement which would include Genentech’s exercise of licenses under the patent licensing master agreement between the parties for XOLAIR® and for RAPTIVA™.  In addition, following AVASTIN™ approval by the FDA, Genentech would agree to exercise a license for AVASTIN promptly after approval.  In exchange, and as part of a broader settlement between the parties, PDL would agree to certain royalty reductions for significant levels of annual aggregate sales and the parties would agree to resolve and settle their disputes regarding infringement of these Genentech products and the validity and enforceability of PDL’s patents.  Additional terms were not disclosed.  The parties are working to conclude a definitive settlement arrangement by the end of December 2003.

As disclosed previously, Genentech had advised PDL that it had determined that XOLAIR was not covered under the claims of PDL’s relevant antibody humanization patents.  The companies subsequently have conducted confidential discussions regarding whether or not XOLAIR would be covered.  The scope of discussions was expanded to include RAPTIVA and AVASTIN.

About Genentech

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs.  Sixteen of the currently approved biotechnology products originated from or are based on Genentech science.  Genentech manufactures and commercializes 12 biotechnology products in the United States.  The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA.  For additional information about the company, please visit http://www.gene.com.

About Protein Design Labs

Protein Design Labs is a recognized leader in the discovery and development of humanized monoclonal antibodies for the treatment of disease. PDL currently has antibodies under development for autoimmune and inflammatory diseases, and cancer. PDL holds fundamental patents for its proprietary antibody humanization technology.  For further information, visit www.pdl.com.

Regarding Protein Design Labs

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those in the forward-looking statements.  Our statement that we have reached an agreement in principle and that we expect to reach a definitive agreement is a forward-looking statement and is subject to the risk that we are not able to conclude an agreement within the anticipated time frame, or within the anticipated scope, or with a mutually agreeable enforcement mechanism, or we may not be able to conclude a final, binding agreement at any time.  The parties are not legally bound to conclude an agreement and may be unable or unwilling to resolve the disagreement, as currently anticipated.  In addition to the risks specified above, you should review the risk factors contained in PDL’s periodic filings with the Securities and Exchange Commission. All statements included in this press release are based upon information available to PDL as of the date hereof, and PDL assumes no obligation to update any such forward-looking statements.

Protein Design Labs is a registered U.S. trademark and the PDL logo is a trademark of Protein Design Labs, Inc. Xolair is a registered U.S. trademark and Raptiva and Avastin are trademarks of Genentech, Inc.